Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS OF ALLURION

The following discussion and analysis provides information that Allurion’s management believes is relevant to an assessment and understanding of Allurion’s condensed consolidated results of operations and financial condition. The discussion should be read together with the unaudited interim condensed consolidated financial statements as of June 30, 2023, and the related notes that are included as Exhibit 99.1 to this Quarterly Report on Form 8-K/A (this “Report”). The discussion and analysis should also be read together with the pro forma financial information as of and for the six months ended June 30, 2023, and for the year ended December 31, 2022, which is included as Exhibit 99.5 to this Report, and the proxy statement/prospectus filed by Allurion with the SEC on July 7, 2023 (the “Proxy Statement/Prospectus”). This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Allurion’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth in the sections titled “Cautionary Statement Regarding Forward-Looking Statements and “Risk Factors” in the Proxy Statement/Prospectus or in other parts of this Report. For purposes of this section, all references in this discussion and analysis to “Allurion,” “we,” “us,” or “our” refers to the business and operations of Legacy Allurion and its consolidated subsidiaries prior to consummation of the Business Combination and to New Allurion and its consolidated subsidiaries after consummation of the Business Combination. “Legacy Allurion” refers to Allurion Technologies, LLC, which was previously known as Allurion Technologies Opco, Inc. (formerly Allurion Technologies, Inc.) prior to the consummation of the Business Combination. “New Allurion” refers to Allurion Technologies, Inc., which was previously known as Allurion Technologies Holdings, Inc. prior to the consummation of the Business Combination.

Overview

Allurion is a leading medical device company that focuses on creating a best-in-class weight loss platform to treat overweight patients. Our platform, the Allurion Program, features the world’s first and only swallowable, procedure-less intragastric balloon for weight loss and offers AI-powered remote patient monitoring tools, a proprietary behavior change program, secure messaging and video telehealth that are delivered by the Allurion VCS.

Our proprietary intragastric balloon, the Allurion Balloon, is in the form of a swallowed capsule which is administered to patients under the guidance of a health care provider without surgery, endoscopy, or anesthesia.

The Allurion VCS is comprised of tools to support patients’ weight loss experience, which we believe benefit both patients and health care providers:

(A)

For Allurion Program patients, the App integrates data from the Allurion Connected Scale and Health Tracker to conveniently monitor weight, body fat, activity, sleep, and several other critical metrics. The App can also enable secure messaging and video telehealth with the patient’s care team and can deliver content from Allurion’s proprietary behavior change program—a library of over 150 weight loss actions related to diet, nutrition, mental health, sleep, goal setting, and a number of other topics—directly to the patient. The App is available in over 15 languages.

(B)

For Allurion Program providers, Allurion Insights provides end-to-end remote patient monitoring powered by the Allurion Iris AI platform which leverages machine learning to deliver key insights related to patient tracking data. Allurion Insights offers real-time access to patient data and AI-powered analytics, note functionality to keep track of patient encounters, and clinic-wide metrics that provide a snapshot of the clinic’s overall performance.

In addition to its use by Allurion Balloon patients, we believe the Allurion VCS can potentially be a platform for optimal long-term follow up after other medical and surgical weight loss interventions in the future. For example, in June 2022, we incorporated a Treatment Tracking and Clinic-Led Onboarding feature into the Allurion VCS, which enables seamless onboarding and management of patients undergoing one or multiple weight loss treatments including gastric balloons such as the Allurion Balloon, surgery, or medications. In addition, in connection with our collaboration with Medtronic, we expect to develop bundled offerings that incorporate the Allurion VCS in order to onboard and manage Medtronic’s patients.

Our products are currently sold in Europe, the Middle East, Africa, Latin America, Canada and the Asia-Pacific region. The FDA has approved the investigational device exemption, or IDE, for Allurion’s AUDACITY clinical trial, a 48-week, prospective, randomized, open-label study. We received approval of the IDE from the FDA in November 2021 to initiate the AUDACITY clinical trial in the United States. The first patient in the study was treated in July 2022. We plan to enroll 550 patients in the study across up to 20 sites in the United States. The results of the study are expected to support a pre-market approval, or PMA, submission to the FDA.

Since our inception, we have incurred significant operating losses. Our ability to generate revenue and achieve cost improvements sufficient to achieve profitability will depend on the successful further development and commercialization of our products and regulatory approval. We generated revenue of $27.0 million and $29.0 million for the six months ended June 30, 2023 and 2022, respectively, and incurred net losses of $39.8 million and $11.8 million for those same periods. We expect to continue to incur net losses as we focus on obtaining regulatory approval for our products in new markets, growing our sales and marketing teams, and continuing research and development efforts to further enhance our existing products. Further, following the closing of the Business Combination described in “Recent Developments”, we expect to incur additional costs associated with operating as a public company. As a result, we will need substantial additional funding for expenses related to our operating activities, including selling, marketing, general and administrative expenses and research and development expenses.

Because of the numerous risks and uncertainties associated with regulatory approval, market acceptance of our product, product development and enhancement, and commercialization, we are unable to accurately predict the timing or amount of increased expenses or when, or if, we will be able to achieve or maintain profitability. Until such time, if ever, as we can generate substantial revenue sufficient to achieve profitability, we expect to finance our operations through a combination of equity offerings and debt financings. We may be unable to raise additional funds or enter into such other agreements or arrangements when needed on favorable terms, or at all. If we are unable to raise capital or enter into such agreements as, and when, needed, we may have to significantly delay, scale back or discontinue the further development and commercialization efforts of one or more of our products, or may be forced to reduce or terminate our operations. See the subsections titled — “Liquidity and Capital Resources” and “Recent Developments.”

Recent Developments

Business Combination Agreement

On February 9, 2023, we entered into the Business Combination Agreement with Compute Health, Merger Sub I and Merger Sub II (as amended on May 2, 2023, the “Business Combination Agreement”). Pursuant to the Business Combination Agreement, on August 1, 2023, the Mergers (as defined below) were consummated in three steps: (a) Compute Health merged with and into New Allurion (the “CPUH Merger”), with New Allurion surviving the CPUH Merger as a publicly listed entity (the time at which the CPUH Merger became effective, the “CPUH Merger Effective Time”) and becoming the sole owner of the Merger Subs; (b) three hours following the consummation of the CPUH Merger, Merger Sub I merged with and into Legacy Allurion (the “Intermediate Merger” and the time at which the Intermediate Merger became effective, the “Intermediate Merger Effective Time”), with Legacy Allurion surviving the Intermediate Merger and becoming a direct, wholly-owned subsidiary of New Allurion; and (c) thereafter, Legacy Allurion merged with and into Merger Sub II (the “Final Merger” and, collectively with the CPUH Merger and the Intermediate Merger, the “Mergers”, and together with all other transactions contemplated by the Business Combination Agreement, the “Business Combination”), with Merger Sub II surviving the Final Merger and remaining a direct, wholly-owned subsidiary of New Allurion (the time at which the Final Merger became effective, the “Final Merger Effective Time”).

Upon completion of the Mergers, Allurion’s business operations continued as our business operations. The Mergers will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, Compute Health, which is the legal acquirer, will be treated as the “acquired” company for financial reporting purposes, and we will be the accounting “acquirer”. Accordingly, the Mergers will be treated as the equivalent of us issuing stock for the net assets of Compute Health, accompanied by a recapitalization. Our net assets and the net assets of Compute Health will be stated at historical costs, with no goodwill or other intangible assets recorded. This determination is primarily based on the facts that, immediately following the Mergers, Allurion stockholders have a majority of the voting power of New Allurion, we control the majority of the board seats of New Allurion, and Allurion senior management comprise all of the senior management of New Allurion. Upon the consummation of the Mergers, New Allurion became a publicly listed company.

Immediately prior to the Intermediate Merger Effective Time, outstanding convertible notes with an aggregate principal amount together with accrued by unpaid interest of approximately $21.8 million were converted into the applicable number of shares of common stock, par value $0.0001 per share, of Allurion provided for under the terms of such Allurion Convertible Notes, immediately prior to the Intermediate Merger Effective Time, and are no longer outstanding and ceased to exist.

At the Intermediate Merger Effective Time, pursuant to the Intermediate Merger: (a) each then-outstanding share of Allurion Common Stock (other than Allurion Dissenting Shares and Allurion Cancelled Shares, the treatment of which is described in the Business Combination Agreement), issued and outstanding as of immediately prior to the Intermediate Merger Effective Time was automatically cancelled and extinguished and was converted into the right to receive shares of common stock of New Allurion, par value $0.0001 per share (the “New Allurion Common Stock”) equal to 0.9780 for each share of Allurion Common Stock (the “Intermediate Merger Exchange Ratio”); (b) each then-outstanding share of Allurion Preferred Stock (other than Allurion Dissenting Shares and Allurion Cancelled Shares, the treatment of which is described in the Business Combination Agreement) issued and outstanding as of immediately prior to the Intermediate Merger Effective Time was automatically cancelled and extinguished and was converted into the right to receive shares of New Allurion Common Stock equal to the number of shares of Allurion Common Stock that would be issued upon conversion of such issued and outstanding share of Allurion Preferred Stock based on the applicable conversion ratio immediately prior to the Intermediate Merger Effective Time multiplied by the Intermediate Merger Exchange Ratio; (c) each then-outstanding and unexercised Allurion Option was converted into a Rollover Option, on the same terms and conditions as were applicable to such Allurion Option, based on the Intermediate Merger Exchange Ratio; (d) each then-outstanding Allurion RSU Award was converted into a Rollover RSU Award; (e) each then-outstanding Allurion Warrant was converted into a Rollover Warrant; and (f) the Sponsor Loan Excess, whose balance was $3.7 million at the time of the Mergers, was converted into 525,568 shares of New Allurion Common Stock.

PIPE Investment

In connection with the execution of the Business Combination Agreement, New Allurion and Compute Health entered into the PIPE Subscription Agreements with the PIPE Investors, pursuant to which, upon the terms and subject to the conditions set forth therein, the PIPE Investors, among other things, purchased an aggregate of 5,386,695 shares of New Allurion Common Stock for a price of $7.04 per share, for an aggregate purchase price of $37.9 million, following the CPUH Merger Effective Time and immediately prior to the Intermediate Merger Effective Time.

Revenue Interest Financing Agreement

On February 9, 2023, we entered into the Revenue Interest Financing Agreement with RTW. At the closing of the Mergers, New Allurion assumed all obligations of Allurion under the Revenue Interest Financing Agreement. Pursuant to the Revenue Interest Financing Agreement, at the closing of the Mergers, RTW paid New Allurion an aggregate of $40.0 million. In exchange for the Investment Amount, New Allurion will remit revenue interest payments on all current and future products and digital solutions developed and to be developed by New Allurion at a rate up to 6.0% of annual net sales prior to December 31, 2026, subject to the terms and conditions of the Revenue Interest Financing Agreement. On or after January 1, 2027, New Allurion will remit revenue interest payments at a rate up to 10.0% of annual net sales, subject to the terms and conditions of the Revenue Interest Financing Agreement and New Allurion will continue to make revenue interest payments to RTW until December 31, 2030.

RTW Side Letter

On May 2, 2023, in connection with the execution of the Business Combination Agreement, the PIPE Subscription Agreements, and the Revenue Interest Financing Agreement, Compute Health, New Allurion, Allurion, and Merger Sub II entered into the Amended and Restated RTW Side Letter with RTW, pursuant to which, among other things, New Allurion issued 250,000 shares of New Allurion Common Stock to RTW immediately prior to the Intermediate Merger Effective Time.

Fortress Credit Agreement

On August 1, 2023, we entered into the Term Loan Facility. Under the terms of the Term Loan Facility, we can borrow up to $60.0 million. In connection with the Closings, we used borrowings under the Term Loan Facility to repay outstanding principal, accrued and unpaid interest and other obligations with respect to the 2021 Term Loan. Additionally, per the terms of the Term Loan Facility and Backstop Agreement (refer to footnote – Debt for further discussion regarding the Backstop Agreement), New Allurion issued an aggregate of 950,000 shares of New Allurion Common Stock to an affiliate of Fortress pursuant to a subscription agreement between New Allurion and such affiliate.

The Term Loan Facility will mature in June 2027. Interest on borrowings under the Term Loan Facility will be payable in arrears monthly at a floating interest rate equal to the current applicable margin of 6.44% plus the greater of 3.0% or the administrative agent’s prime rate. An exit payment equal to 3% of the Term Loan Facility will be due upon the prepayment or maturity date of the agreement. See the subsection entitled “Item 1.01. Entry into a Material Definitive Agreement – Fortress Credit Agreement” within the Form 8-K filed on August 7, 2023 for additional information.

Backstop Agreement

On May 2, 2023, the Backstop Purchasers entered into the Backstop Agreement. Pursuant to the Backstop Agreement, , immediately prior to the Intermediate Merger Closing (a) each Backstop Purchaser purchased $2 million aggregate principal amount outstanding portion of the HVL Allurion Convertible Note, (b) Allurion canceled the existing HVL Allurion Convertible Note and issued a new Allurion Convertible Note to HVL for the remaining balance together with all unpaid interest accrued since the date of issuance thereof, (c) Allurion issued new Allurion Convertible Notes to each Backstop Purchaser with an issuance date of the Closing Date and an original principal amount of $2 million each and (d) New Allurion issued 700,000 shares of New Allurion Common Stock to each Backstop Purchaser.

HVL Termination Agreement

On May 2, 2023, HVL and New Allurion entered into the HVL Termination Agreement, terminating the HVL Side Letter, pursuant to which, among other things, at closing of the Mergers, upon the terms and subject to the conditions set forth therein, New Allurion issued to HVL 387,696 shares of New Allurion Common Stock. The issuance of the HVL Additional Shares was effective immediately following the consummation of the Business Combination.

Gaur Contribution Agreement

On May 2, 2023, the Gaur Trust and New Allurion entered into the Gaur Contribution Agreement, pursuant to which, among other things, upon the terms and subject to the conditions set forth therein, the Gaur Trust contributed to New Allurion, as a contribution of capital, 79,232 shares of New Allurion Common Stock (the “Gaur Trust Contributed Shares”). The Gaur Trust’s contribution of the Gaur Trust Contributed Shares was effective immediately following the consummation of the Business Combination and the issuance of New Allurion Common Stock to the Gaur Trust pursuant to the terms of the Business Combination Agreement.

RSU Forfeiture Agreement

On May 2, 2023, Krishna Gupta, a member of the Allurion board of directors, entered into the RSU Forfeiture Agreement, pursuant to which, among other things, upon the terms and subject to the conditions set forth therein, Mr. Gupta agreed to forfeit to Allurion 79,232 restricted stock units of New Allurion (the “Forfeited RSUs”). The Forfeited RSUs were terminated and cancelled without consideration therefor immediately following the consummation of the transactions contemplated by the Business Combination Agreement.

Sponsor Contribution Agreement

On May 2, 2023, the Sponsor and Compute Health entered into the Sponsor Contribution Agreement pursuant to which, among other things, upon the terms and subject to the conditions set forth therein, the Sponsor agreed to contribute to Compute Health, as a contribution of capital, 161,379 shares of Compute Health Class A Common Stock. The Sponsor’s contribution of the Sponsor Contributed Shares was effective immediately following the Sponsor Recapitalization and immediately prior to the CPUH Merger Effective Time.

Chardan Equity Facility

In connection with the Business Combination, New Allurion has committed to enter into a ChEF Purchase Agreement with Chardan Capital Markets LLC, pursuant to which New Allurion will have the right to require Chardan to purchase up to $100.0 million of shares of New Allurion Common Stock at a price per share equal to 97.0% of the VWAP of New Allurion Common Stock on the NYSE. In consideration for the Chardan’s entry into the ChEF Purchase Agreement, New Allurion will agree to issue to Chardan 35,511 shares of New Allurion Common Stock. In connection with its entry into the Chardan facility, New Allurion will also enter into a registration rights agreement, pursuant to which it will agree to register the offer and sale of the shares of New Allurion Common Stock issuable pursuant to the ChEF Purchase Agreement on a new resale registration statement on Form S-1. Upon effectiveness of the Registration Statement, New Allurion will also pay Chardan a structuring fee of $75,000 in cash. Pursuant to the ChEF Purchase Agreement, New Allurion will also agree to reimburse Chardan up to $300,000 for fees and disbursements of Chardan’s legal counsel over the term of the facility. The Chardan facility will remain outstanding for three years unless terminated by the parties pursuant to the terms of the ChEF Purchase Agreement.

Sponsor Support Agreement

On February 9, 2023, New Allurion entered into a Support Agreement, by and among Compute Health, the Sponsor, Allurion, New Allurion and the Additional Class B Holders, pursuant to which immediately prior to the CPUH Merger Effective time, (a) the Sponsor recapitalized each of the Sponsor’s 21,442,500 shares of Compute Health Class B common stock, par value $0.001 per share, of Compute Health and all 12,833,333 of the Sponsor’s warrants to purchase shares of Class A common stock, par value $0.0001 per share, of Compute Health into 2,088,327 shares of Compute Health Class A Common Stock and (b) the Additional Class B Holders recapitalized his or her 30,000 shares of Compute Health Class B Common Stock into 21,120 shares of Compute Health Class A Common Stock. Subsequently, at the CPUH Merger Effective Time, each such share of Compute Health Class A Common Stock was converted into shares of New Allurion Common Stock at the CPUH Exchange Ratio.

Warrant Agreement Amendment

On July 26, 2023, holders of Compute Health’s public warrants, each of which entitled the holder thereof to purchase one share of Class A common stock, par value $0.0001 per share, of Compute Health at an exercise price of $11.50 per share (collectively, the “Compute Health Public Warrants”), approved an amendment (the “Warrant Amendment”) to the warrant agreement by and between Compute Health and Continental Stock Transfer & Trust Company, as Warrant Agent, dated as of February 9, 2021, as may be amended or supplemented (the “Warrant Agreement”), which governed all of Compute Health’s public and private warrants. Per the terms of the Warrant Amendment, (i) upon the completion of the Business Combination, each of the outstanding Compute Health Public Warrants became exercisable for 1.420455 shares of New Allurion Common Stock at an exercise price of $8.10 per share; (ii) upon the completion of the Business Combination, each Compute Health Public Warrant was exchanged for 0.6125 of a warrant to purchase a share of New Allurion Common Stock (collectively, the “New Allurion Public Warrants”); (iii) the terms of the Compute Health Warrants were amended such that they will expire seven years after the consummation of the Business Combination, or earlier upon redemption or liquidation; (iv) Section 4.4 of the Warrant Agreement relating to adjustments of the Warrant Price (as defined in the Warrant Agreement) if Compute Health issues additional shares or equity-linked securities for capital raising purposes in connection with the closing of the Business Combination was deleted; (v) Sections 6.1 and 6.2 of the Warrant Agreement were amended to provide that, subject to the terms of the Warrant Agreement, not less than all of the Compute Health Public Warrants may be redeemed for cash or for shares of common stock after a date that is ninety (90) days after the date on which Compute Health completed the Business Combination; and (vi) certain adjustments to the Reference Value (as defined in the Warrant Agreement), redemption trigger price, and the table summarizing the redemption prices for the Compute Health Public Warrants as a result of the foregoing amendments to the Warrant Agreement were made. In connection with the Business Combination, each Compute Health Public Warrant was assumed by New Allurion and converted into a New Allurion Public Warrant.

Post-Closing Capitalization

Immediately after giving effect to the Business Combination, there were 46,502,000 shares of New Allurion Common Stock outstanding and 13,206,922 New Allurion Public Warrants outstanding exercisable for 1.420455 shares per New Allurion Public Warrant, or 18,759,838 shares of New Allurion Common Stock. Upon the consummation of the Business Combination, the shares of Compute Health Class A Common Stock, the Compute Health Public Warrants and the Compute Health Units ceased trading on the NYSE, and the New Allurion Common Stock and New Allurion Public Warrants began trading on the NYSE under the symbols “ALUR” and “ALUR WS,” respectively. Further, upon closing of the Business Combination on August 1, 2023, Allurion received $98.8 million in net cash proceeds.

Key Factors Affecting Our Operating Results

We believe that our performance and future success depend on many factors that present significant opportunities for us but also pose risks and challenges, including those discussed below and in the “Risk Factors” section of the Proxy Statement/Prospectus.

•

Market Acceptance. The growth of our business depends on our ability to gain broader acceptance of our current products by continuing to make health care providers aware of the benefits of our products to generate increased demand and frequency of use, and thus increase our sales. Our ability to grow our business will also depend on our ability to expand our customer base in existing or new target markets. Although we have increased the number of patients treated with our products through our established relationships and focused sales efforts, we cannot provide assurance that our efforts will continue to increase the use of our products.

•

Regulatory approval and timing and efficiency of new product introductions. We must successfully obtain timely approvals and introduce new products that gain acceptance with health care providers. For our sales to grow, we will also need to obtain regulatory approval of our existing product and any new products or modifications/enhancements to our existing products in the markets that we operate in and new markets as applicable.

•

Sales force size and effectiveness. The rate at which we grow our sales force and the speed at which newly hired salespeople become effective can impact our revenue growth or our costs incurred in anticipation of such growth. We intend to continue to make significant investments in our sales and marketing organization by increasing the number of sales representatives and expanding our international programs to help facilitate further adoption of our products as well as broaden awareness of our products to new customers.

•

Product and geographic mix; timing. Our financial results, including our gross margins, may fluctuate from period to period based on the timing of orders, fluctuations in foreign currency exchange rates and the number of available selling days in a particular period, which can be impacted by a number of factors, such as holidays or days of severe inclement weather in a particular geography, the mix of products sold and the geographic mix of where products are sold.

Operating Segments

We operate our business in a single segment and as one reporting unit, which is how our chief operating decision maker reviews financial performance and allocates resources.

Components of Our Results of Operations

Revenue

We derive revenue from the sale of the Allurion Balloon to customers which are either distributors or health care providers. The Allurion Balloon is the foundation of the Allurion Program, a holistic weight loss program that offers patients the opportunity to receive, and clinic and other health care providers the ability to deliver, behavior change assistance through their optional use of our remote patient support and monitoring tools.

Cost of Revenue

Cost of revenue consists primarily of costs that are closely correlated or directly related to the delivery of our products, including material costs, labor costs, and depreciation expense for fixed assets.

Operating Expenses

Research and Development Expenses

Our research and development expenses consist of costs associated with performing research and development activities such as registering our products in various jurisdictions and performing clinical trials. These costs include salaries and benefits, stock-based compensation, non-capitalizable software development costs, product development costs, materials and supplies, clinical trial activities, registration expenses, depreciation of equipment and other outside services. We expect research and development costs will continue to increase for the year ended December 31, 2023 as we continue to invest in our U.S. FDA AUDACITY clinical trial and advance the development of our product offerings.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries and personnel-related costs, including stock-based compensation, for our personnel in executive, information technology, finance and accounting, human resources and other administrative functions. General and administrative expenses also include legal fees relating to corporate matters; professional fees paid for accounting, auditing, consulting and tax services; insurance costs; travel expenses; office and information technology costs; and facilities, depreciation and other expenses related to general and administrative activities, which include direct or allocated expenses for rent and maintenance of facilities and utilities.

We anticipate that our general and administrative expenses will continue to increase for the year ended December 31, 2023 as we increase our headcount to support our commercial growth. We also anticipate that we will incur significantly increased accounting, audit, legal, regulatory, compliance, and investor and public relations expenses associated with operating as a public company.

Sales and Marketing Expenses

Sales and marketing expenses consist primarily of salaries and related expenses (including commissions) for our sales and marketing staff. Marketing programs consist of advertising, training events, brand building, product marketing activities and shipping costs. We expect sales and marketing costs will continue to increase for the year ended December 31, 2023 as we expand our international selling and marketing activities, hire additional personnel, and build brand awareness through advertising and training new clients.

Other Income (Expense), Net

Interest Expense, net

Interest expense, net consists of interest expense associated with outstanding borrowings under our debt obligations as well as the amortization of debt issuance costs and discounts associated with such borrowings.

Change in Fair Value of Derivative Liability

The change in fair value of derivative liability consists of the expense recognized upon remeasurement of the 2019 Term Loan success fee derivative liabilities.

Change in Fair Value of Warrants

The change in fair value of warrants consists of the expense recognized upon the mark to market of our warrant liabilities.

Change in Fair Value of Debt

The change in fair value of debt consists of the expense recognized upon the mark to market of our convertible debt.

Termination of convertible note side letters

The termination of convertible note side letters consists of the expense recognized related to the convertible note prepayment penalty and recognition of the PubCo Share liability and Base PubCo and Backstop Share liability.

Other Expense, Net

Other expense, net consists of interest earned on our invested cash balances, which primarily consist of deposit accounts and money market funds, foreign currency transaction gains and losses.

Results of Operations

Comparison of the Six Months Ended June 30, 2023 and 2022 (unaudited)

The following table summarizes our results of operations for the six months ended June 30, 2023 and 2022 (in thousands):

	Six Months Ended June 30,
	2023	2022	Change
Revenue	$27,031	$28,963	$(1,932)
Cost of revenue	5,932	6,071	(139)

Gross profit	21,099	22,892	(1,793)

Operating expenses:
Research and development	14,433	6,165	8,268
General and administrative	11,714	6,826	4,888
Sales and marketing	22,137	19,778	2,359

Total operating expenses:	48,284	32,769	15,515

Loss from operations	(27,185)	(9,877)	(17,308)

Other (expense) income:
Interest expense, net	(4,745)	(1,527)	(3,218)
Changes in fair value of derivative liability	(35)	—	(35)
Changes in fair value of warrants	(1,679)	34	(1,713)
Changes in fair value of debt	2,257	—	2,257
Termination of convertible note side letters	(8,134)	—	(8,134)
Other expense, net	(220)	(454)	234

Total other (expense) income:	(12,556)	(1,947)	(10,609)
Loss before income taxes:	(39,741)	(11,824)	(27,917)
Provision for income taxes:	(56)	—	(56)

Net loss and comprehensive loss	$(39,797)	$(11,824)	$(27,973)

Revenue

Revenue for the six months ended June 30, 2023 decreased $2.0 million, or 7%, to $27.0 million from $29.0 million for the six months ended June 30, 2022. The decrease in revenue was primarily the result of a delay in closing of the Merger which led to decreased investment in certain markets that had transitioned from a third-party distributor to a direct sales model. This led to a temporary reduction in sales volume of our gastric balloon system.

Cost of Revenue

Cost of revenue for the six months ended June 30, 2023 decreased $0.1 million, or 2%, to $5.9 million from $6.0 million for the six months ended June 31, 2022. The decrease in cost of revenue was primarily a direct result of decreased gastric balloon units sold, partially offset by an increase in manufacturing costs.

Gross Profit

Gross profit for the six months ended June 30, 2023 decreased $1.8 million, or 8%, to $21.1 million from $22.9 million for the six months ended June 30, 2022. The decrease in gross profit was primarily the result of the decrease in revenue due to the decrease in sales volume of our gastric balloon system as well as an increase in our direct manufacturing costs.

Operating Expenses

Research and Development Expenses

Research and development expenses for the six months ended June 30, 2023 increased $8.3 million, or 134%, to $14.4 million from $6.2 million for the six months ended June 30, 2022. The increase in research and development expenses was primarily the result of an increase of $5.9 million in costs related to the AUDACITY clinical trial, and a $1.9 million increase attributable to salaries and consulting costs and related benefit costs due to higher headcount to support new product development and clinical studies.

General and Administrative Expenses

General and administrative expenses for the six months ended June 30, 2023 increased $4.9 million, or 72%, to $11.7 million from $6.8 million for the six months ended June 30, 2022. The increase in general and administrative expenses was primarily the result of an increase of $2.8 million for bad debt expense attributable primarily to one distributor market that is being transitioned to a direct model, $1.1 million attributable to salaries and related benefit costs due to higher headcount, and an increase of $0.6 million for stock-based compensation expense.

Sales and Marketing Expenses

Sales and marketing expenses for the six months ended June 30, 2023 increased $2.3 million, or 12%, to $22.1 million from $19.8 million for the six months ended June 30, 2022. The increase in sales and marketing expenses was primarily the result of a $1.8 million increase attributable to salaries and related benefit costs due to higher headcount, and an increase of $1.3 million for shipping and logistics expense, partially offset by a $0.9 million decrease in marketing spend.

Interest Expense, Net

Interest expense, net for the six months ended June 30, 2023 increased $3.2 million, or 211%, to $4.7 million compared to $1.5 million for the six months ended June 30, 2022. The increase in interest expense was primarily due to a $2.7 million increase in interest expense associated with increased borrowings under our 2021 Term Loan and $0.4 million in increased interest expense associated with our outstanding convertible notes.

Change in Fair Value of Derivative Liability

The change in fair value of the derivative liability for the six months ended June 30, 2023 increased less than $0.1 million, or 100%, to less than $0.1 million compared to zero for the six months ended June 30, 2022. The increase was due to mark to market fluctuations in the 2019 Term Loan success fee derivative liabilities.

Change in Fair Value of Warrants

The change in fair value of warrants for the six months ended June 30, 2023 increased $1.7 million, or 5,038%, to $1.7 million compared to less than $0.1 million for the six months ended June 30, 2022. The increase was due to mark to market fluctuations in our warrant liabilities due to the appreciation of our common and preferred stock during those periods.

Change in Fair Value of Debt

The change in fair value of debt for the six months ended June 30, 2023 increased $2.3 million, or 100%, to $2.3 million compared to zero for the six months ended June 30, 2022. The increase in income was due to mark to market fluctuations in our convertible debt, primarily due to the termination of the side letter agreements with holders of the Allurion Convertible Notes which removed the conversion rate adjustment feature.

Termination of convertible note side letters

The change in the termination of side letters with the holders of the Allurion Convertible Notes for the six months ended June 30, 2023 increased $8.1 million, or 100%, to $8.1 million compared to zero for the six months ended June 30, 2022. The increase was primarily due to $3.3 million of expense related to the PubCo Share liability, $3.3 million of expense related to the Base PubCo Share and Backstop Share liability, and a $1.5 million prepayment penalty related to repayment of the Company’s Allurion Convertible Note with Hunter Ventures Limited.

Other Expense, Net

Other expense, net for the six months ended June 30, 2023 decreased $0.2 million, or 52%, to $0.2 million from $0.4 million for the six months ended June 30, 2022. The decrease was primarily driven by fluctuations in exchange rates of foreign currencies.

Provision for Income Taxes

We recorded a provision for income taxes of $0.1 million for the six months ended June 30, 2023 compared to zero for the six months ended June 30, 2022 due to net income in certain foreign jurisdictions during the six months ended June 30, 2023, as compared to a net loss in all jurisdictions during the six months ended June 30, 2022.

Liquidity and Capital Resources

Since our inception, we have primarily obtained cash to fund our operations through the sale of Allurion Preferred Stock, issuance of term loans and issuance of convertible debt instruments. As of June 30, 2023, we had $4.7 million in cash and cash equivalents. We incurred a net loss of $39.8 million and $11.8 million for the six months ended June 30, 2023 and 2022, respectively. We incurred cash outflows from operating activities of $20.0 million and $21.1 million during the six months ended June 30, 2023 and 2022, respectively. As of June 30, 2023, we had an accumulated deficit of $172.0 million. We expect to continue to generate significant operating losses for the foreseeable future.

Our future capital requirements will depend on many factors, including:

•	the emergence of competing innovative weight loss experiences and other adverse marketing developments;

•	the timing and extent of our sales and marketing and research and development expenditures; and

•	any investments or acquisitions we may choose to pursue in the future.

We will need additional funding to pursue our growth strategy and support continuing operations. Until such time as we can generate significant revenue to fund operations, we expect to use proceeds from the issuance of equity, debt financings, or other capital transactions. We may be unable to increase our revenue, raise additional funds or enter into such other agreements or arrangements when needed on favorable terms, or at all. If we fail to raise capital or enter into such agreements as and when needed, we may have to significantly delay, scale back or discontinue the development and commercialization of one or more of our product candidates and other strategic initiatives. We concluded that this circumstance raises substantial doubt about our ability to continue as a going concern.

As noted in the “Recent Developments” section above, subsequent to June 30, 2023, we entered into a Business Combination Agreement with Compute Health. Upon closing of the Business Combination on August 1, 2023, Allurion received $98.8 million in net cash proceeds.

Financing Arrangements

2021 Term Loan

As of June 30, 2023, we have received $55.0 million proceeds from the 2021 Term Loan, with $55.0 million of principal currently outstanding which is the total capacity under the amended 2021 Term Loan. The 2021 Term Loan matures on December 30, 2026. The 2021 Term Loan is secured by financial and non-financial covenants. As of June 30, 2023, we were in compliance with all covenants under 2021 Term Loan. See Note 7, Debt, of the notes to our unaudited interim condensed consolidated financial statements for the six months ended June 30, 2023 included in Exhibit 99.1 for additional details regarding the 2021 Term Loan.

Convertible Notes

As of June 30, 2023, $19.9 million in Allurion Convertible Notes issued during 2021, 2022 and 2023, which mature between 2024 and 2026, remain outstanding and are included in convertible notes payable, net of discounts on our consolidated balance sheets. Through August 14, 2023, we issued an additional $9.2 million in Convertible Notes which mature in 2026. See Note 7, Debt, of the notes to our unaudited interim condensed consolidated financial statements for the six months ended June 30, 2023 included in Exhibit 99.1 for additional details related to our convertible notes.

Material Cash Requirements for Known Contractual and Other Obligations

Leases

We have entered into various non-cancellable operating leases for our corporate office, manufacturing facilities, research and development labs, management office space and certain equipment. The leases have varying terms expiring between 2023 and 2028. See Note 14, Commitments and Contingencies, , of the notes to our unaudited condensed consolidated financial statements for the six months ended June 30, 2023 included in Exhibit 99.1 for additional details related to our noncancelable operating leases.

Term Loan and Financing Strategy

We have $55.0 million of outstanding debt under the 2021 Term Loan as of June 30, 2023. As noted in the subsection entitled “—Recent Developments”, on August 1, 2023, we entered into the Term Loan Facility with Fortress to secure borrowings of up to $60.0 million. On August 1, 2023, concurrent with the closing of the Business Combination, we used $58.1 million of borrowings under the Term Loan Facility to repay all outstanding principal, accrued and unpaid interest and other obligations with respect to the 2021 Term Loan, which has been terminated. Additionally, at the closing of the Business Combination we received an aggregate $40.0 million in connection with the Revenue Interest Financing Agreement.

Research and Development Costs

We are continuing to invest in our U.S. FDA AUDACITY clinical trial and have entered into contractual obligations with each clinical trial site. Each contract shall continue until the completion of the trial at that site, which is approximately 48 weeks from the start of each contract. Our clinical trial costs are dependent on, among other things, the size, number, and length of our clinical trial. We also incur research and development costs related to the enhancement of our existing products.

Other Capital Requirements

We enter into agreements in the normal course of business with various vendors, which are generally cancellable upon notice. Payments due upon cancellation typically consist only of payments for services provided or expenses incurred, including non-cancellable obligations of service providers, up to the date of cancellation.

Cash Flows

The following table sets forth a summary of cash flows for the periods presented:

	Six Months Ended June 30,
(In thousands)	2023	2022
Net cash used in operating activities	$(20,017)	$(21,128)
Net cash used in investing activities	(408)	(1,248)
Net cash provided by financing activities	17,507	6,109

Net decrease in cash and cash equivalents, and restricted cash	$(2,918)	$(16,267)

Net Cash Used in Operating Activities

Six Months Ended June 30, 2023 and 2022

During the six months ended June 30, 2023, operating activities used $20.0 million of cash, resulting from a net loss of $39.8 million, partially offset by net cash provided by changes in our operating assets and liabilities of $7.9 million and non-cash charges of $11.9 million.

Non-cash charges consisted of a $6.6 million charge for other non-cash expenses related to the additional PubCo share liability and base PubCo shares and Backstop share liability, a $2.8 million provision for uncollectible accounts, $1.7 million of mark to market adjustments related to our warrant and derivative liabilities, $0.8 million of depreciation and amortization expense, $0.8 million of stock-based compensation expense, $0.8 million of non-cash interest expense primarily related to the accretion of debt discount associated with our outstanding debt arrangements, a $0.5 million provision for inventory, and $0.1 million of unrealized loss on foreign exchange. The charges were partially offset by $2.3 million of non-cash income related to the change in fair value of convertible debt.

Net cash provided by changes in our operating assets and liabilities consisted of a net $8.2 million increase in accounts payable, accrued expenses and other current liabilities, and a $0.9 million decrease in accounts receivable, partially offset by a $1.5 million increase in inventory.

The net increase in accounts payable, accrued expenses and other current liabilities was primarily related to increased expenses as well as timing of payments. The decrease in accounts receivable was primarily related to cash collections. The increase in inventory was primarily related to an increase in work in progress and finished goods.

During the six months ended June 30, 2022, operating activities used $21.1 million of cash, resulting from a net loss of $11.8 million and net cash used by changes in our operating assets and liabilities of $10.8 million, offset by non-cash charges of $1.5 million.

Non-cash charges consisted of $0.7 million of depreciation and amortization expense, $0.4 million of non-cash interest expense primarily related to the accretion of debt discount associated with our outstanding debt arrangements, $0.2 million of stock-based compensation expense, and $0.2 million of unrealized loss on foreign exchange.

Net cash used by changes in our operating assets and liabilities consisted of a $12.1 million increase in accounts receivable, a $1.7 million increase in prepaid expenses, other current assets and long-term assets, and a $0.8 million increase in inventory, partially offset by a net $4.2 million increase in accounts payable, accrued expenses and other current liabilities.

The increase in accounts receivable was primarily related to growth in sales. The increase in prepaid expenses and other current assets was primarily related to increases in prepaid inventory. The increase in inventory was primarily related to an increase in finished goods and raw materials. The net increase in accounts payable, accrued expenses and other current liabilities was primarily related to an increase in sales and marketing and general and administrative expenses.

Net Cash Used in Investing Activities

Six Months Ended June 30, 2023 and 2022

During the six months ended June 30, 2023 and June 30, 2022, cash used in investing activities was $0.4 million and $1.2 million, respectively, consisting of purchases of property and equipment.

Net Cash Provided by Financing Activities

Six Months Ended June 30, 2023 and 2022

During the six months ended June 30, 2023, cash provided by financing activities was $17.5 million, consisting of $19.6 million from the issuance of our 2023 Convertible Notes, net of issuance costs, partially offset by $1.6 million of deferred financing costs and a $0.5 million repayment of our 2023 Convertible Notes.

During the six months ended June 30, 2022, cash provided by financing activities was $6.1 million, consisting of $4.9 million borrowed under the 2021 Term Loan, net of issuance costs, $1.1 million from the issuance of our 2022 Convertible Notes, net of issuance costs and $0.1 million from the exercise of stock options.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States. The preparation of our consolidated financial statements and related disclosures requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, costs and expenses, and the disclosure of contingent assets and liabilities in our consolidated financial statements. We base our estimates on historical experience, known trends and events and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are described in more detail in Note 2 to our audited consolidated financial statements included in the Proxy Statement/Prospectus, we believe that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our consolidated financial statements.

Revenue Recognition

We account for revenue in accordance with Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (“Topic 606” or “ASC 606”). In accordance with ASC 606, we recognize revenue when control of our products is transferred to our customers in an amount that reflects the consideration we expect to receive in exchange for those products. Our revenue recognition process involves identifying the contract with a customer, determining the performance obligations in the contract, determining the transaction price, allocating the transaction price to the distinct performance obligations in the contract, and recognizing revenue as performance obligations are satisfied.

Revenue is generated primarily from the sale of our gastric balloon system, which includes the Allurion Balloon and related accessories. Through the first half of 2023, we have provided customers purchasing the Allurion Balloon with an implied license for access to our Allurion VCS software. This implied software license was given to customers for no additional consideration and was not negotiated as part of the customer’s contracts. As such, it has been deemed an immaterial promise in the context of the contract, and we do not consider the license as a separate performance obligation. In the future, if and when Allurion VCS services are determined to be a performance obligation, we expect the associated consideration will be deferred and recognized over the license period.

We sell our products directly to customers through our direct sales personnel and indirectly through independent distributors. For distributor sales, we sell our products to our distributors, who subsequently resell the products to health care providers, among others. For direct sales, our products are sold directly to our customers, which are typically health care providers. Generally, customer contracts contain Free on Board (“FOB”) or Ex-Works shipping point terms. We recognize revenue when the customer obtains control of our product, which typically occurs upon shipment, in return for agreed-upon, fixed-price consideration.

Additionally, from time to time, we offer certain incentives to our customers, which are recorded as a reduction of revenue in the period the related product revenue is recognized. Any discounts we offer are outlined in our customer agreements. Payments to the customer for a distinct good or service that reasonably estimates the fair value of the distinct benefit received, such as marketing programs and shipping and logistics services, are recorded as a marketing expense.

Our payment terms are consistent with prevailing practice in the respective markets in which we do business, which are not affected by contingent events that could impact the transaction price. Our contracts with customers do not provide general rights of return unless certain product quality standards are not met.

Determination of Fair Value of Preferred Stock, Common Stock and Warrants

The estimated fair value of our Allurion shares has been determined by the Allurion Board, with input from management, considering our most recently available third-party valuations and the Allurion Board’s assessment of additional objective and subjective factors that it believed were relevant. These factors included, but were not limited to:

•	the prices at which we sold shares of Allurion Preferred Stock and the superior rights and preferences of the Allurion Preferred Stock relative to the Allurion Common Stock at the time of each grant;

•	our stage of development and business strategy;

•	external market conditions and trends affecting our industry;

•	our financial position, including cash on hand, and our historical and forecasted performance and operating results;

•	the lack of an active public market for our common stock and our preferred stock;

•	the likelihood of achieving a liquidity event, such as an initial public offering, deSPAC transaction, or sale of our company in light of prevailing market conditions; and

•	the analysis of initial public offerings or other financing transactions and market performance of comparable companies in the industry.

The fair value of the Allurion shares is utilized in the determination of stock-based compensation expense, common stock warrant liability expense, preferred stock recorded at fair value and the convertible notes conversion price. The assumptions underlying these valuations represented management’s best estimates, which involved inherent uncertainties and the application of management’s judgment. As a result, if we had used significantly different assumptions or estimates, the fair value of the Allurion Preferred Stock issued in 2021 and Allurion Convertible Notes converted in 2021 could be materially different. Significantly different assumptions or estimates could also impact the fair value of the Allurion Stock Options and stock-based compensation and fair value of the Allurion warrants, but these have not been material to date.

Once a public trading market for New Allurion Common Stock has been established in connection with the closing of the Business Combination, it will no longer be necessary for the Allurion Board to estimate the fair value of the shares of New Allurion Common Stock in connection with our accounting for granted stock options and other such awards we may grant, as the fair value of New Allurion Common Stock will be determined based on the quoted market price of New Allurion Common Stock.

Recent Accounting Pronouncements

See Note 2 “Summary of Significant of Accounting Policies” to our audited consolidated financial statements included in the Proxy Statement/Prospectus, for a description of recently issued accounting pronouncements that may potentially impact our financial position, results of operations or cash flows.

Emerging Growth Company

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act (“JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that (i) we are no longer an emerging growth company or (ii) we affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, these financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates. We may choose to early adopt any new or revised accounting standards whenever such early adoption is permitted for private companies.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk

We had cash and cash equivalents totaling $4.7 million as of June 30, 2023. Cash equivalents were invested primarily in money market funds. Our investment policy is focused on the preservation of capital and supporting our liquidity needs. Under our investment policy, we invest in highly rated securities, issued by the U.S. government or liquid money market funds. We do not invest in financial instruments for trading or speculative purposes, nor do we use leveraged financial instruments. We utilize external investment managers who adhere to the guidelines of our investment policy. A hypothetical 10% change in interest rates would not have a material impact on the value of our cash, cash equivalents, net loss or cash flows.

We have exposure to interest rate risk from our variable rate debt. We do not hedge our exposure to changes in interest rates. As of June 30, 2023, we had $55 million in variable rate debt outstanding. A hypothetical 10% change in interest rates would have a material impact on annualized interest expense.

Foreign Currency Exchange Risk

We are exposed to foreign currency risks that arise from normal business operations. These risks include transaction gains and losses associated with transactions denominated in currencies other than a location’s functional currency and the remeasurement of foreign currencies to our U.S. dollar reporting currency. As such, we have exposure to adverse changes in exchange rates associated with operating expenses of our foreign operations. Transaction gains or losses are included in other income (expense), net in the consolidated statements of operations and comprehensive loss, as incurred.

We believe that a 10% increase or decrease in current exchange rates between the U.S. dollar and our foreign currencies could have a material impact on our business, financial condition or results of operations. Our primary exposures related to foreign currency denominated sales and expenses are in Europe and we also have exposure in the Middle East and the Asia-Pacific region, and are monitoring potential developing exposure in the Latin American, Canadian and African markets.

To date, we have not engaged in any foreign currency hedging activities. As our international operations grow, we will continue to reassess our approach to managing the risks relating to fluctuations in foreign currency exchange rates. During the six months ended June 30, 2023, the effect of an immediate 10% adverse change in foreign exchange rates on foreign-denominated accounts would have had an impact of approximately 5% on revenues and 2% on expenses and would have impacted our net less by approximately 1%. During the six months ended June 30, 2022, the effect of an immediate 10% adverse change in foreign exchange rates on foreign-denominated accounts would have had an impact of approximately 5% on revenues and 3% on expenses and would have impacted our net less by approximately 2%.

Internal Control Over Financial Reporting

In connection with the audits of our consolidated financial statements as of and for the years ended December 31, 2022 and 2021, we identified material weaknesses in our internal control over financial reporting that we are currently working to remediate, which relate to: (a) insufficient segregation of duties in the financial statement close process; (b) a lack of sufficient levels of staff with public company and technical accounting experience to maintain proper control activities and perform risk assessment and monitoring activities; and (c) insufficient information systems controls, including access and change management controls. We have concluded that these material weaknesses in our internal control over financial reporting occurred because we did not have the necessary business processes, personnel and related internal controls to operate in a manner to satisfy the accounting and financial reporting timeline requirements of a public company.

We are focused on designing and implementing effective internal controls measures to improve our evaluation of disclosure controls and procedures, including internal control over financial reporting, and remediating the material weaknesses. In order to remediate these material weaknesses, we have taken and plan to take the following actions:

•	the hiring and planned continued hiring of additional accounting staff with public company experience,

•	implemented a new enterprise resource planning system to replace the prior enterprise resource planning system,

•	implementation of additional review controls and processes requiring timely account reconciliation and analyses of certain transactions and accounts, and

•	hired a national accounting firm to assist in the design and implementation of controls and remediation of controls gaps.

In accordance with the provisions of the JOBS Act, we and our independent registered public accounting firm were not required to, and did not, perform an evaluation of our internal control over financial reporting as of December 31, 2022 and 2021 nor any subsequent period in accordance with the provisions of the Sarbanes-Oxley Act. Material weaknesses may still exist when we report on the effectiveness of our internal control over financial reporting as required under Section 404 of the Sarbanes-Oxley Act after the closing of the Business Combination.